AGREEMENT AND PLAN OF MERGER

dated as of October 25, 2005

between

AVICENA GROUP, INC.

and

AVN ACQUISITION CORP.

i

	(d)	No Conflicts	13
	(e)	Consents	13
	(f)	Financial Statements	13
	(g)	Compliance with Applicable Laws	14
	(h)	Litigation	14
	(i)	Tax Matters	14
	(j)	Certain Agreements	15
	(k)	Benefit Plans	15
	(l)	Subsidiaries	16
	(m)	Absence of Certain Changes or Events	16
	(n)	Properties	16
	(o)	Insurance	17
	(p)	Labor	17
	(q)	Interests of Certain Persons	17
	(r)	Environmental Matters	17
	(s)	Certain Accounting, Tax, Regulatory Matters	18
	(t)	Brokers and Finders	18
	(u)	Vote Required	18
	(v)	Draft Prospectus	18
ARTICLE 4.	COVENANTS RELATING TO CONDUCT OF BUSINESS		18
4.1	Mutual Covenants		18
	(a)	General	18
	(b)	Advice of Changes; Government Filings	19
	(c)	Tax Treatment	19
	(d)	Ordinary Course	19
	(e)	Dividends; Change in Stock	19
4.2	Covenants of AVN		20
	(a)	No Change in Operations	20
	(b)	Issuance of Securities	20
	(c)	Governing Documents	20
	(d)	No Solicitations	20
	(e)	No Acquisitions	20
	(f)	No Dispositions	21
	(g)	Indebtedness	21
	(h)	Accounting Methods	21
4.3	Covenants of Avicena		21
	(a)	Issuance of Securities	21
	(b)	Governing Documents	21
	(c)	No Acquisitions	21
	(d)	No Dispositions	22
	(e)	Indebtedness	22
	(f)	Accounting Methods	22
ARTICLE 5.	REGISTRATION RIGHTS		22
5.1	Preparation of Registration Statement		22
5.2	Registration Procedures		23
5.3	Holder Information		24

5.4	Compliance	24
5.5	Discontinued Disposition	24
ARTICLE 6.	ADDITIONAL AGREEMENTS	25
6.1	Access to Information	25
6.2	Stockholder Approval	25
6.3	Cooperation	25
6.4	Brokers or Finders	26
6.5	Additional Agreements	26
6.6	Escrow Agreements	26
ARTICLE 7.	CONDITIONS PRECEDENT	27
7.1	Conditions to Each Party’s Obligations to Effect the Merger	27
	(a) Approvals	27
	(b) Registration Statement	27
	(c) No Injunctions or Restraints; Illegality	27
7.2	Conditions to Obligations of Avicena	27
7.3	Conditions to Obligations of AVN	27
	(a) Performance of Obligations of Avicena	28
ARTICLE 8.	TERMINATION AND AMENDMENT	28
8.1	Termination	28
8.2	Effect of Termination	28
8.3	Amendment	28
8.4	Extension; Waiver	29
ARTICLE 9.	MISCELLANEOUS	29
9.1	Nonsurvival of Representations, Warranties and Agreements	29
9.2	Notices	29
9.3	Interpretation	30
9.4	Expenses	30
9.5	Counterparts	30
9.6	Entire Agreement; No Third Party Beneficiaries	30
9.7	Governing Law	31
9.8	Limitations on Remedies	31
9.9	Publicity	31
9.10	Assignment	31
9.11	Consents	31
9.12	Disclosures	32

EXHIBIT A	–	Form Of Amended And Restated Avicena Certificate Of Incorporation
EXHIBIT B	–	Form of Amended and Restated Avicena Bylaws
EXHIBIT C	–	Form of Escrow Agreement

INDEX OF DEFINED TERMS

A and B Conversion Ratio	4
Advice	25
Agreement	2
Avicena	2
Avicena Benefit Plans	16
Avicena Capital Stock	12
Avicena Common Stock	12
Avicena Permits	14
Avicena Preferred Stock	13
Avicena Stock Plan	13
AVN	2
AVN Common Stock	8
AVN Conversion Ratio	4
AVN Disclosure Letter	7
AVN Permits	9
C and Common Conversion Ratio	5
Certificate of Merger	2
Closing	3
Closing Date	3
Code	2
Consents	27
DGCL	2
Draft Prospectus	12
Effective Time	2
Effectiveness Period	24
Escrow Agent	26
Escrow Agreement	26
Exchange Agent	5
Governmental Entity	9
Holders	23
Injunction	27
Merger	2
Original Merger Agreement	2
Old Certificates	5
Registered Shares	23
Registration Statement	15
Requisite Regulatory Approvals	27
SEC	3
Securities Act	8
Subsidiary	4
Surviving Corporation	3
takeover proposal	21
Violation	9

THIS AGREEMENT AND PLAN OF MERGER dated as of October 25, 2005 (the “Agreement”), between AVICENA GROUP, INC., a Delaware corporation (“Avicena”), and AVN ACQUISITION CORP., a Delaware corporation (“AVN”);

WITNESSETH:

WHEREAS, the respective Boards of Directors of Avicena and AVN have determined it to be advisable and in the best interests of their respective corporations to enter into an agreement providing for the merger of AVN into Avicena (the “Merger”) and to consummate such Merger on the terms and conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

The Merger

1.1.	The Merger.

Subject to the terms and conditions of this Agreement, at the date and time at which the Merger becomes effective as provided in Section 1.2 of this Agreement (the “Effective Time”), AVN shall be merged with and into Avicena in accordance with the provisions of Section 252 of the Delaware General Corporation Law (the “DGCL”).

1.2.	Effective Time of the Merger.

Subject to the provisions of this Agreement and the Escrow Agreement, a certificate of merger (“Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Surviving Corporation, as defined in Section 1.4(a), and delivered to Avicena’s corporation service company (“CSC”), to be held until the U.S. Securities and Exchange Commission (the “SEC”) declares Avicena’s Registration Statement (as defined in Section 3.2(j)) effective, at which time the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective on the date and at the time on which the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger).

1.3.	Closing.

Subject to the terms and conditions hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the last to occur of (i) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger if such action is required, (ii) the day after the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, (iii) the date on which the SEC declares Avicena’s Registration Statement effective and (iv) the date which is one Business Days after all other conditions to the obligations of each party to effect the Merger that are set forth in Article 6 are satisfied or waived (the “Closing Date”), at the offices of Sachnoff & Weaver Ltd., 10 South Wacker Driver, Chicago, IL, or at such other time, date or place as may be agreed to by the parties hereto.

1.4.	Effects of the Merger.

(a) At the Effective Time (i) AVN shall merge into Avicena, and the separate corporate existence of AVN shall thereupon cease, and Avicena shall be the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware; (ii) the Amended and Restated Certificate of Incorporation of Avicena in the form attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation (until altered, amended or repealed in accordance therewith and with law); (iii) the Amended and Restated Bylaws of Avicena in the form attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation (until altered, amended or repealed in accordance therewith and with law); (iv) the directors of Avicena immediately prior to the Effective Time shall be the directors of the Surviving Corporation (until their successors shall have been elected and qualified or until their earlier death, resignation or removal); and (v) the officers of Avicena immediately prior to the Effective Time shall be the officers of the Surviving Corporation (until their successors shall have been appointed and qualified or until their earlier death, resignation or removal).

(b) At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

ARTICLE 2.

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

2.1.	Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of AVN Common Stock (as defined in Section 3.1(b)):

(a) Conversion of AVN Common Stock.

Subject to Section 2.3(f), each issued and outstanding share of AVN Common Stock shall be converted into one share (the “AVN Conversion Ratio”) of fully paid and nonassessable Avicena Common Stock. All such shares of AVN Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any certificate(s) shall cease to have any rights with respect to such shares, other than the right to receive shares of Avicena Common Stock. Each certificate which, prior to the Merger, represented shares of AVN Common Stock shall thereafter only represent the shares of Avicena Common Stock into which such AVN Common Stock has been converted in the Merger.

(b) Cancellation of Treasury Stock and Avicena-Owned Stock.

All shares of AVN Common Stock held by AVN either as issued but not outstanding shares (i.e., treasury stock) or otherwise and all shares of AVN Common Stock that are owned by Avicena (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist, and no stock of Avicena or other consideration shall be delivered in exchange therefor. All shares of Avicena Common Stock and Avicena Preferred Stock, if any, that are owned by AVN (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) shall become issued but not outstanding shares (i.e., treasury stock) of Avicena. As used in this Agreement, the term “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

2.2.	Avicena Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Avicena Capital Stock (as defined in Section 3.2(b)):

(a) Conversion of Avicena Series A and B Preferred Stock.

Subject to Section 2.3(f), each issued and outstanding share of Avicena Series A Preferred Stock and Series B Preferred Stock shall be converted into 2.1 shares (the “A and B Conversion Ratio”) of fully paid and nonassessable Avicena Common Stock. All such shares of Avicena Series A and Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any certificate(s) shall cease to have any rights with respect to such shares, other than the right to receive shares of Avicena Common Stock. Each certificate which, prior to the Merger, represented shares of Series A or Series B Preferred Stock shall thereafter only represent the shares of Avicena Common Stock into which such Series A or Series B Preferred Stock has been converted in the Merger.

(b) Conversion of Avicena Series C Preferred and Common Stock.

Subject to Section 2.3(f), each issued and outstanding share of Avicena Series C Preferred Stock or Common Stock shall be converted into 1.4 shares (the “C and Common Conversion Ratio”)

of fully paid and nonassessable Avicena Common Stock. All such shares of Avicena Series C Preferred Stock and Common Stock previously outstanding shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any certificate(s) shall cease to have any rights with respect to such shares, other than the right to receive shares of Avicena Common Stock. Each certificate which, prior to the Merger, represented shares of Series C Preferred Stock or Common Stock shall thereafter only represent the number of shares of Avicena Common Stock into which such Series C Preferred Stock or Common Stock has been converted in the Merger.

2.3.	Exchange of Certificates.

(a) Exchange Agent.

Computershare Trust Company, Inc., shall act as exchange agent (the “Exchange Agent”) in connection with the Merger. Except as set forth herein, from and after the Effective Time each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock (“Old Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent in accordance with this Section 2.3, a certificate representing the whole shares of Avicena Common Stock into which their shares AVN Common Stock or Avicena Stock were converted in the Merger pursuant to Sections 2.1 or 2.2.

(b) Exchange Procedures.

As soon as reasonably practicable after the Effective Time, the Surviving Corporation or the Exchange Agent, on its behalf, shall mail, or cause to be mailed, to each holder of record of AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock: (i) notice that the Merger has been consummated and instructions for effecting the surrender of their Old Certificates in exchange for certificates representing shares of Avicena Common Stock; and (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify). Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may reasonably be requested, the holder of such Old Certificate shall be entitled to receive, and the Exchange Agent shall promptly deliver, in exchange therefor a certificate representing that number of whole shares of Avicena Common Stock which such holder has the right to receive in respect of the Old Certificate surrendered pursuant to the provisions of this Article 2 (after taking into account all shares of AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock then held by such holder), and the Old Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock which is not registered in the transfer records of AVN or Avicena, respectively, a certificate representing the proper number of shares of Avicena Common Stock may be issued to a transferee if the Old Certificate representing such AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Distributions With Respect to Unexchanged Shares.

No dividends or other distributions declared or made after the Effective Time with respect to Avicena Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Old Certificate with respect to the shares of Avicena Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e) until the holder of such Old Certificate shall surrender such Old Certificate for exchange in accordance with this Section 2.3. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there shall be paid to the holder of the certificates representing whole shares of Avicena Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore declared and paid generally to holders of Avicena Common Stock, but not paid with respect to such whole shares of Avicena Common Stock, as the case may be.

(d) No Further Ownership Rights in AVN Common Stock.

All shares of Avicena Common Stock issued upon conversion of shares of AVN Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AVN Common Stock, and there shall be no further registration of transfers on the stock transfer books of AVN of the shares of AVN Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(e) Lost Old Certificates.

In the event that any holder of AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock is unable to deliver the Old Certificate which formerly represented such holder’s AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock, then Avicena, in the absence of actual notice that any AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock theretofore represented by any such Old Certificate has been acquired by a bona fide purchaser, shall deliver to such holder the consideration to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following: (i) an affidavit or other evidence to the reasonable satisfaction of Avicena that any such Old Certificate has been lost, wrongfully taken or destroyed; (ii) such security bond or indemnity as may be reasonably requested by Avicena to indemnify and hold Avicena harmless; and (iii) evidence to the satisfaction of Avicena that such person is the owner of the AVN Common Stock or Avicena Series A, B or C Preferred Stock or Common Stock, as the case may be, theretofore represented by each Old Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement.

(f) Antidilution.

If after the date hereof and prior to the Effective Time, Avicena or AVN shall declare a stock dividend or make distributions upon or subdivide, split-up, reclassify, or combine its common stock or preferred stock or declare a dividend or make a distribution of its common stock or preferred stock in any security convertible into or exchangeable for its common stock or preferred stock, then the applicable Conversion Ratio shall be appropriately adjusted. Nothing contained in this Section 2.3(f) shall be deemed to permit any action which is otherwise prohibited by this Agreement.

(g) No Liability on Escheat.

Neither Avicena nor AVN shall be liable to any holder of shares of AVN Common Stock which are converted into shares of Avicena Common Stock for such shares of Avicena Common Stock (or dividends, distributions or net sale proceeds with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 3.

Representations and Warranties

3.1.	Representations and Warranties of AVN.

AVN represents and warrants to Avicena, except as set forth in AVN’s disclosure letter to Avicena dated as of the date hereof and delivered to Avicena within seven (7) days after the date hereof (the “AVN Disclosure Letter”) and except as otherwise indicated below:

(a) Organization, Standing and Power.

AVN is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on AVN. As used in this Agreement, any reference to (i) any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole and (ii) the term “material adverse effect” means, with respect to AVN or Avicena, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operation of such party or on the ability of such party to perform its obligations hereunder.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of AVN consists of 75,000,000 shares of AVN Common Stock (the “AVN Common Stock”) and 5,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on the date hereof, 19,500,000 shares of AVN Common Stock were outstanding. All outstanding shares of AVN Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) As of the date of this Agreement, except pursuant to existing Securities Purchase Agreements, copies of which have been provided to Avicena, there are no options, warrants, calls, rights, commitments or agreements of any character to which AVN is a party or by which it is bound that obligate AVN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or that obligate AVN to issue shares of its capital stock or to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There will be no option, warrant, call, right or agreement that obligates AVN to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating AVN to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, there are no outstanding contractual obligations of AVN to repurchase, redeem or otherwise acquire any shares of capital stock of AVN. AVN is not under any obligation, agreement or understanding, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Authority.

AVN has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of AVN, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AVN, subject in the case of this Agreement to the approval of this Agreement by the stockholders of AVN. This Agreement has been duly executed and delivered by AVN and constitutes a valid and binding obligation of AVN, enforceable in accordance with its terms.

(d) No Conflicts.

The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (for purposes of this Agreement, any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be referred to as a “Violation”) pursuant to, any provision of the Certificate of Incorporation or Bylaws of AVN or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to Section 3.1(e) below, result in any Violation of any statute, law, ordinance, rule, regulation, permit, concession, franchise, license, judgment, order or decree applicable to AVN or its properties or assets.

(e) Consents.

No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, including any domestic or foreign, federal, state or local (a “Governmental Entity”) regulator, is required by or with respect to AVN in connection with the execution and delivery by AVN of this Agreement, or the consummation by AVN of the transactions contemplated hereby, except for (A) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(f) No Business Activity.

AVN has engaged in no activity other than incident to and in connection with its organization and the activities contemplated by this Agreement.

(g) Compliance With Applicable Laws.

AVN holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of AVN (the “AVN Permits”). AVN is in compliance with the terms of the AVN Permits, except where the failure to so comply would not have a material adverse effect on AVN. AVN is in compliance in all material respects with all laws, ordinances or regulations and orders of any Governmental Entity applicable to it or the conduct of its business or to its employees.

(h) Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of AVN, threatened, against or affecting AVN that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on AVN or that would reasonably be expected to impede the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AVN having, or which would reasonably be expected to have, any such effect. Except for routine examinations by Governmental Entities to the knowledge of AVN, no investigation by any Governmental Entity with respect to AVN is pending or threatened, other than, in each case, those the outcome of which, to AVN’s knowledge, will not have a material adverse effect on AVN.

(i) Tax Matters.

Except in each case where noncompliance would not have a material adverse effect on AVN, AVN (i) has timely and properly filed or caused to be filed all tax returns required to be filed by it, by any jurisdiction to which it is or has been subject, and all such tax returns are true, correct and complete, (ii) has timely paid or caused to be paid in full all taxes which are or have become due and payable to all taxing authorities with respect to such returns and periods, (iii) has made or caused to be made all withholdings of taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (iv) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of tax returns and the payment of taxes. AVN will timely and properly file or cause to be filed all material tax returns which it is or will be required to file on or before the Closing Date, all such tax returns to be true and correct and complete in all respects, and will pay or cause to be paid in full when due all taxes, if any, which become due and payable pursuant to such returns or assessments received by it on or before the Closing Date.

For purposes of this Agreement, the terms “tax” and “taxes” shall include all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workers’ compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, license and legislation fees; other taxes imposed by a federal, state, municipal, local, foreign or other governmental authority or agency, including assessments in the nature of taxes; including without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement and the terms “tax return” or “tax returns” shall mean all returns, reports, estimates, schedules, declaration, information statements and documents relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state, local or foreign government taxing authority.

(j) Certain Agreements.

AVN is not a party to any, oral or written, (i) employment, severance, termination, consulting or retirement agreement providing for aggregate payments to any person; (ii) material agreement, indenture or other instrument relating to the borrowing of money by AVN; (iii) agreement containing noncompetition or similar covenants which limit the ability of AVN to compete in any line of business or which involve any restrictions of the geographical area in which AVN may carry on its business (other than as may be required by law); (iv) labor contract, collective bargaining agreement or other agreement with any labor union; (v) agreement or plan, including any stock option plan or other stock plan or retirement plan, any of the benefits of which will be increased, or the vesting of benefits thereunder will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of whose benefits will be calculated on the basis of such transactions; or (vi) other contract or agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed or to be filed by Avicena with the SEC.

(k) Subsidiaries.

AVN has no Subsidiaries and is not a party to any partnership.

(l) Ownership of Avicena Common Stock and Notes.

Neither AVN nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Avicena, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of Avicena entitled to vote generally in the election of directors.

As of the date hereof, AVN is the sole beneficial owner of, has in its possession, has not transferred to any individual or entity, and agrees not to transfer to any individual or entity the following Notes: (i) $250,000 promissory notes by Avicena in favor of AVN, dated February 7, 2005; (ii) $250,000 promissory Note by Avicena in favor of AVN, dated March 23, 2005; (iii) $150,000 demand Note by Avicena in favor of 401 Capital Partners Inc., dated July 13, 2005; and (iv) $350,000 promissory Note by Avicena in favor of AVN, dated October     , 2005.

(m) Interests of Certain Persons.

No officer or director of AVN, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of AVN.

(n) Brokers and Finders.

Neither AVN nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for AVN in connection with this Agreement or the transactions contemplated hereby.

(o) Vote Required.

The affirmative vote of the holders of a majority of the outstanding shares of AVN Common Stock entitled to vote thereon is the only vote of the holders of any class or series of AVN capital stock necessary to approve this Agreement and the transactions contemplated hereby. Joseph Galda and Andrew Gertler hold proxies from holders of a majority of AVN’s outstanding Common Stock.

(p) AVN Disclosure Letter.

The statements made in the AVN Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of AVN under this Agreement to the same extent as if herein set forth in full. Information set forth in the AVN Disclosure Schedule shall be deemed to modify any and all representations and warranties without regard to any reference to any specific section of this Agreement and without regard to whether any specific representation or warranty in question has been specifically qualified by a reference to the AVN Disclosure Schedule.

3.2.	Representations and Warranties of Avicena.

Avicena represents and warrants to AVN, except as set forth in Avicena’s draft Prospectus dated October         , 2005 (the “Draft Prospectus”) and except as indicated below:

(a) Organization, Standing and Power.

Avicena is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on Avicena.

(b) Capital Structure.

(i) As of October 25, 2005, the authorized capital stock of Avicena consists of 30,000,000 shares of Avicena Common Stock, par value $0.01 per share (“Avicena Common Stock”), 658,157 shares of Series A Preferred Stock, $0.01 par value per share, 1,500,000 shares of Series B Preferred Stock, $0.01 par value per share, and 4,000,000 shares of Series C Preferred Stock, $0.01 par value per share (collectively, “Avicena Preferred Stock”, and with the Avicena Common Stock, the “Avicena Capital Stock”). As of the close of business on October 25, 2005: (A) 12,963,397 shares of Avicena Common Stock were issued and outstanding, and 211,154 shares of Avicena Common Stock were reserved for issuance pursuant to Avicena’s 1999 Equity Incentive Plan (the “Avicena Stock Plan”) (Amendment No. 2 to the Avicena Stock Plan, which by its terms is subject to the consummation of the Merger, increased the number of shares allotted to the Avicena Stock Plan by 2,467,417 shares. As a result, upon consummation of the Merger, 2,678,571 shares (3,750,000 shares adjusted for the Merger) will be reserved for issuance pursuant to the Avicena Stock Plan), no shares of Avicena Common Stock were held by Avicena in its treasury; and (B) 658,157 shares of Avicena Series A Preferred Stock, 953,333 shares of Avicena Series B Preferred Stock and 3,945,824 shares of Avicena Series C Preferred Stock were outstanding. As of the date hereof, no Voting Debt of Avicena was issued or outstanding. All outstanding shares of Avicena capital stock are, and the shares of Avicena Common Stock to be issued pursuant to or as specifically contemplated by this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) As of the date of this Agreement, except for this Agreement, the Avicena Stock Plan, and as set forth in Section 3.2(b)(i), there are no shares of capital stock or other equity securities or Voting Debt of Avicena outstanding and there are no options, warrants, calls, rights, commitments or agreements of any character to which Avicena is a party or by which it is bound that obligate Avicena to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Avicena or that obligate Avicena to issue shares of its capital stock or Voting Debt or to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Avicena to repurchase, redeem or otherwise acquire any shares of capital stock of Avicena.

(c) Authority.

Avicena has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Avicena to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Avicena, subject in the case of this Agreement to the approval of this Agreement by the stockholders of Avicena. This Agreement has been duly executed and delivered by Avicena and constitutes a valid and binding obligation of Avicena, enforceable in accordance with its terms.

(d) No Conflicts.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws of Avicena, (B) result in a Violation of any agreement, obligation, instrument, borrower credit agreement, note, mortgage, indenture, lease or Avicena Benefit Plan (as defined in Section 3.2(k)), which Violation would have a material adverse effect on Avicena, or (C) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to Section 3.2(e) below, result in any Violation of any statute, law, ordinance, rule, regulation, permit, concession, franchise, license, judgment, order or decree applicable to Avicena or their respective properties or assets.

(e) Consents.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Avicena in connection with the execution and delivery of this Agreement by Avicena, or the consummation by Avicena of the transactions contemplated hereby, except for (A) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (B) the approval of this Agreement by the stockholders of Avicena, and (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which Avicena is qualified to do business.

(f) Financial Statements.

The financial statements of Avicena included in the Draft Prospectus comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present and will present the consolidated financial position of Avicena at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(g) Compliance with Applicable Laws.

Avicena holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the business of Avicena (the “Avicena Permits”). Avicena is in compliance with the terms of the Avicena Permits and all applicable laws and regulations, except where the failure to so comply would not have a material adverse effect on Avicena. Avicena is in compliance in all material respects with all laws, ordinances or regulations of any Governmental Entity applicable to it or the conduct of its business or to its employees.

(h) Litigation.

There are no actions, suits, or proceedings pending or, to the knowledge of Avicena, threatened, against or affecting Avicena that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Avicena or that would reasonably be expected to impede the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Avicena having, or which would reasonably be expected to have, any such effect. Except for routine examinations by Government Entities, to the knowledge of Avicena, no investigation by any Governmental Entity with respect to Avicena is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on Avicena.

(i) Tax Matters.

Except in each case where noncompliance would not have a material adverse effect on Avicena, Avicena (i) has timely and properly filed or caused to be filed all tax returns which it is required to file by any jurisdiction to which it is or has been subject, and all such tax returns are true, correct and complete, (ii) has timely paid or caused to be paid in full all taxes which are or have become due and payable to all taxing authorities with respect to such returns and period, (iii) has made or caused to be made all withholdings of taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (iv) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of tax returns and the payment of taxes. Avicena will timely and properly file or cause to be filed all material tax returns which it is or will be required to file on or before the Closing Date, all such tax returns will be true and correct and complete in all respects, and will pay or cause to be paid in full when due all taxes, if any, which become due and payable pursuant to such returns or assessments received by it on or before the Closing Date. All liabilities in respect of Avicena’s tax returns have been finally determined for all taxable years up to and including the taxable year ending December 31, 2003. There are no unassessed tax deficiencies or adjustments to taxable income proposed or threatened against Avicena, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against Avicena, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against Avicena or any actions, suits, proceedings, investigations or claims now pending against Avicena with respect to any tax, or any matter under discussion with any federal, state, local or foreign authority relating to any taxes.

(j) Certain Agreements.

Avicena is not a party to any, oral or written, (i) employment, severance, termination, consulting or retirement agreement providing for aggregate payments to any director or executive officer in any calendar year in excess of $100,000; (ii) material agreement, indenture or other instrument relating to the borrowing of money by Avicena or the guarantee by Avicena of any such obligation (other than trade payables); (iii) agreement containing noncompetition or similar covenants which limit the ability of Avicena to compete in any line of business or which involve any restrictions of the geographical area in which Avicena may carry on its business (other than as may be required by law); (iv) labor contract, collective bargaining agreement or other agreement with any labor union; (v) agreement or plan, including any stock option plan or other stock plan or retirement plan, any of the benefits of which will be increased, or the vesting of benefits thereunder will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of whose benefits will be calculated on the basis of such transactions; or (vi) other contract or agreement that would be required to be filed as an exhibit to Avicena’s Registration Statement on Form SB-2 (the “Registration Statement”), to be filed to register for public resale the shares issued hereunder to AVN’s former stockholders. With respect to any of the foregoing which are disclosed in the Draft Prospectus, Avicena is not in default under any of the foregoing, and, to Avicena’s knowledge, no other party to any of the foregoing is in default thereunder, except for any defaults which individually and in the aggregate would not have a material adverse effect on Avicena.

(k) Benefit Plans.

(i) With respect to each benefit plan maintained or contributed to by or covering the employees of Avicena (the “Avicena Benefit Plans”), Avicena has made available to AVN a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Avicena Benefit Plan, (C) each trust agreement, insurance, annuity, contract or other funding agreement relating to such Avicena Benefit Plan, (D) the most recent summary plan description for each Avicena Benefit Plan for which a summary plan description is required, (E) the most recent actuarial or financial report on any Avicena Benefit Plan that is a self-funded welfare plan, (F) the most recent actuarial report or valuation relating to an Avicena Benefit Plan subject to Title IV of ERISA, (G) the most recent determination letter issued by the IRS with respect to any Avicena Benefit Plan qualified under Section 401(a) of the Code. The Draft Prospectus contains a true and complete list of all Avicena Benefit Plans.

(ii) Each Avicena Benefit Plan, other than a multiemployer plan, that purports to be a qualified plan under Section 401(a) of the Code is so qualified. All of the Avicena Benefit Plans that constitute benefit plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA, and all such Avicena Benefit Plans subject to the Code have been maintained in compliance in all material respects with the applicable requirements of the Code. Those Avicena Benefit Plans that are defined benefit plans meet the minimum funding standards set forth in ERISA and the Code and the assets of such plans equal or exceed the present value of accrued benefits under such plans as of the most recent plan valuation date. All material notices, reports and other filings required under applicable law to be given or made to or with any Governmental Entity with respect to the Avicena Benefit Plans have been timely filed or delivered.

(iii) With respect to the Avicena Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Avicena, there exists no condition or set of circumstances in connection with which Avicena is subject to any liability that is reasonably likely to have a material adverse effect on Avicena (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law or regulation.

(iv) True and complete copies of the Avicena Stock Plan as in effect on the date hereof have been made available to AVN.

(l) Subsidiaries.

Avicena does not own any Subsidiaries and is not a partner in any partnership.

(m) Absence of Certain Changes or Events.

Since June 30, 2005, Avicena has not incurred any liability (absolute or contingent), nor has there been any change, or any event involving a prospective change, in the financial condition, properties, assets, liabilities, business or results of operations of Avicena which has had, or is reasonably likely to have, a material adverse effect on Avicena (other than as a result of changes in laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or regulatory accounting practices or changes in general economic conditions, including a change in the general level of interest rates), nor has Avicena sold or otherwise disposed of any of its material assets or entered into any agreement to do so.

(n) Properties.

Avicena (i) has good, clear and marketable title to all the properties and assets, whether tangible or intangible, real, personal or mixed, which are material to Avicena’s business on a consolidated basis and are reflected in the latest audited balance sheet included in the Draft Prospectus as being owned by Avicena or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, and (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a material adverse effect on Avicena, and (ii) is the lessee of all leasehold estates which are material to Avicena’s business on a consolidated basis and are reflected in the latest audited financial statements (except for leases that have expired by their terms or as to which Avicena has agreed to terminate since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Avicena’s knowledge, the lessor, other than defaults that would not have a material adverse effect on Avicena.

(o) Insurance.

Avicena is presently insured for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Avicena provide adequate coverage against loss, and the fidelity bonds in effect as to which Avicena is a named insured are sufficient for their purpose.

(p) Labor.

No work stoppage involving Avicena is pending or, to the knowledge of Avicena’s management, threatened. Avicena is not involved in, or to the knowledge of Avicena’s management, threatened with, or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on Avicena. Employees of Avicena are not represented by any labor union, and to the knowledge of Avicena’s management, no labor union is attempting to organize employees of Avicena.

(q) Interests of Certain Persons.

No officer or director of Avicena, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Avicena.

(r) Environmental Matters.

Neither Avicena nor any properties owned, leased or operated by Avicena have been or are in violation of or liable (including liability or responsibility for the remediation of any environmental condition) under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a material adverse effect on Avicena. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Avicena, threatened relating to the liability (including liability or responsibility for the remediation of any environmental condition) of or violation by Avicena or any properties owned or operated by it (either directly or as a successor-in-interest in connection with collateral for outstanding loans) under any Environmental Law, except for liabilities or violations that would not have, individually or in the aggregate, a material adverse effect on Avicena. To the knowledge of Avicena, no real property owned or used by Avicena contains any contaminant, pollutant, hazardous substance, hazardous waste, toxic substance or toxic waste, asbestos, PCBs or petroleum products or byproducts in any form, the presence of which (i) could require remediation or other corrective action pursuant to any Environmental Law, or (ii) would pose any significant health or safety risk unless remedial action is taken.

(s) Certain Accounting, Tax, Regulatory Matters.

Avicena has not taken or agreed to take any action and has no knowledge of any fact or circumstance that would in any such event (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 3.2(e).

(t) Brokers and Finders.

Except for Kevin Waltzer, neither Avicena nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Avicena in connection with this Agreement or the transactions contemplated hereby.

(u) Vote Required.

The affirmative vote of a majority of the votes cast by holders of each class of Avicena capital stock, by written consent or at a meeting of stockholders of Avicena, is the only vote of the holders of any class or series of Avicena capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(v) Draft Prospectus.

The statements made in the Draft Prospectus and any attachments thereto shall be deemed to constitute representations and warranties of Avicena under this Agreement to the same extent as if herein set forth in full. Information set forth in the Draft Prospectus shall be deemed to modify any and all representations and warranties without regard to any reference to any specific section of this Agreement and without regard to whether any specific representation or warranty in question has been specifically qualified by a reference to the Draft Prospectus.

ARTICLE 4.

Covenants Relating to Conduct of Business

4.1.	Mutual Covenants.

During the period from the date of this Agreement and continuing until the Effective Time, each party agrees, except as expressly contemplated or permitted by this Agreement, as disclosed in the Draft Prospectus, or as and to the extent that the other party shall otherwise consent in writing pursuant to Section 9.11:

(a) General.

Neither party shall take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions to the Merger set forth in Article 6 not being satisfied or (unless such action is required by applicable law or sound business practice) which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals.

(b) Advice of Changes; Government Filings.

Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party or which could cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby.

(c) Tax Treatment.

Each party shall use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code.

(d) Ordinary Course.

Each of Avicena and AVN shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers, distributors, franchisees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

(e) Dividends; Change in Stock.

Neither Avicena nor AVN shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to the conversion of convertible securities).

4.2.	Covenants of AVN.

During the period from the date of this Agreement and continuing until the Effective Time, AVN agrees except as expressly contemplated or permitted by this Agreement, as disclosed in the AVN Disclosure Letter, or as and to the extent that Avicena shall otherwise consent in writing pursuant to Section 9.11:

(a) No Change in Operations.

AVN shall not nor (i) enter into any new line of business, (ii) terminate or abandon any existing line of business, (iii) change its management or other material business policies in any respect which is material to such party, or (iv) incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business prior to the date hereof and those necessary to maintain existing assets in good repair.

(b) Issuance of Securities.

AVN shall not, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing.

(c) Governing Documents.

AVN shall not amend or propose to amend its Certificate of Incorporation or Bylaws or other charter documents.

(d) No Solicitations.

AVN shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent to, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree to or endorse any takeover proposal, or participate in any discussions or negotiations relating to any such inquiry or proposal; provided, however, that to the extent required by the fiduciary duties of AVN’s Board of Directors, AVN may provide third parties with information relating to any such inquiry or proposal; provided, further, that this Section 4.2(d) shall not prohibit any public disclosure by any party that otherwise is required by applicable Federal or state law. AVN shall promptly advise Avicena orally and in writing of any such inquiries or proposals and the details thereof and shall instruct its officers, directors, agents, advisors and affiliates to comply with this Section 4.2(d). As used in this Agreement, “takeover proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving AVN or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, AVN, other than the transactions contemplated by this Agreement.

(e) No Acquisitions.

AVN shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any person or take any other action, that materially adversely affects its ability to consummate the transactions contemplated by this Agreement in a reasonably timely manner.

(f) No Dispositions.

Other than (i) activities in the ordinary course of business, consistent with prior practice, and (ii) dispositions if and to the extent required by Governmental Entities in connection with the Merger and related transactions (it being understood that the existence of this clause (ii) shall not affect any representation or condition of AVN contained in this Agreement), AVN shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

(g) Indebtedness.

AVN shall not incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of AVN or guarantee any long-term debt securities.

(h) Accounting Methods.

AVN shall not change its methods of accounting.

4.3.	Covenants of Avicena.

During the period from the date of this Agreement and continuing until the Effective Time, Avicena agrees that, except as expressly contemplated or permitted by this Agreement, as disclosed in the Draft Prospectus, or as and to the extent that AVN shall otherwise consent in writing pursuant to Section 9.11:

(a) Issuance of Securities.

Avicena shall not, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing.

(b) Governing Documents.

Except as provided in this Agreement, Avicena shall not amend or propose to amend its Certificate of Incorporation or Bylaws or other charter documents.

(c) No Acquisitions.

Avicena shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any person, or take any other action, that materially adversely affects its ability to consummate the transactions contemplated by this Agreement in a reasonably timely manner.

(d) No Dispositions.

Other than (i) activities in the ordinary course of business, consistent with prior practice, and (ii) dispositions if and to the extent required by Governmental Entities in connection with the Merger and related transactions (it being understood that the existence of this clause (ii) shall not affect any representation or condition of Avicena contained in this Agreement), Avicena shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

(e) Indebtedness.

Avicena shall not incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Avicena or guarantee any long-term debt securities.

(f) Accounting Methods.

Avicena shall not change its methods of financial accounting in effect at December 31, 2004, except as required by changes in generally accepted accounting principles as concurred in by Vitale, Caturano & Company, Ltd., Avicena’s independent auditors, nor shall Avicena change its fiscal year.

ARTICLE 5.

Registration Rights

5.1.	Preparation of Registration Statement.

Avicena shall (i) prepare the Registration Statement as soon as is reasonably practicable and shall file it with the SEC immediately following the Escrow Agent’s confirmation of its receipt of the Purchase Price, as provided in Section 6.6, and prepare and promptly file all necessary amendments thereof and supplements thereto, (ii) use its reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, and (iii) take any action (other than (A) qualifying to do business in any jurisdiction in which it is now not so qualified, (B) subjecting itself to any material tax in any such jurisdiction where it is not then so subject or (C) filing a general consent to service of process in any such jurisdiction) required to be taken under any applicable state securities laws in connection with the resale of Avicena Common Stock to be issued in the Merger (the “Registered Shares”) to the former stockholders of AVN (the “Holders”). AVN shall furnish to Avicena all information concerning AVN and the Holders as Avicena may reasonably request in connection with the foregoing.

5.2.	Registration Procedures.

In discharging its registration obligations under this Article 5, Avicena shall:

(a) use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is two years after the Closing Date or such earlier date when all Registered Shares covered by the Registration Statement (a) have been sold pursuant to the Registration Statement or an exemption from the registration requirements of the Securities Act or (b) may be sold without volume restrictions pursuant to Rule 144 as determined by the counsel to Avicena pursuant to a written opinion letter to such effect, addressed and acceptable to Avicena’s transfer agent and the affected Holders (the “Effectiveness Period”);

(b) notify Joseph P. Galda, who shall serve as the Holders’ representative, as promptly as reasonably possible (and, in the case of (i) below, not less than two business days prior to such filing) and (if requested by any such person) confirm such notice in writing promptly following the day: (i) when any post-effective amendment to the Registration Statement has become effective; (ii) when the Commission or any other Federal or state governmental authority during the Effectiveness Period requests amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) when the Commission or any other federal or state governmental authority issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registered Shares or initiates any proceedings for that purpose; (iv) when Avicena receives any notice with respect to the suspension of the qualification or exemption from qualification of any of the Registered Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or that renders the financial statements included in the Registration Statement ineligible for inclusion therein;

(c) use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registered Shares for sale in any jurisdiction, at the earliest practicable moment;

(d) promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Holder may reasonably request in connection with sales by such Holder of Registered Shares. Avicena hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Holders in connection with the offering and sale of the Registered Shares covered by such Prospectus and any amendment or supplement thereto, except after the giving on any notice pursuant to Section 5.2(b);

(e) take commercially reasonable steps to keep each state registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registered Shares;

(f) if requested by a Holder, to cooperate with them to facilitate the timely preparation and delivery of certificates representing Registered Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registered Shares to be in such denominations and registered in such names as any such Holder may request;

(g) upon the occurrence of any event contemplated by Section 5.2(b)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(h) comply with all applicable rules and regulations of the Securities and Exchange Commission.

5.3.	Holder Information.

Avicena may require each selling Holder to furnish to Avicena a certified statement as to the number of shares of Avicena Common Stock (including the Registered Shares) beneficially owned by such Holder and, if required by the Commission, the persons that have voting and dispositive control over such shares. Each Holder agrees to reasonably cooperate with Avicena in the preparation of the Registration Statement and response by Avicena to any comments by the Commission.

5.4.	Compliance.

Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registered Shares pursuant to the Registration Statement.

5.5.	Discontinued Disposition.

Each Holder agrees by its acquisition of such Registered Shares that, if such Holder receives a notice from Avicena that any event of the kind described in Section 5.2(b) has occurred, such Holder will immediately discontinue disposition of such Registered Shares under the Registration Statement until either (i) such Holder has received from Avicena copies of the supplemented Prospectus or (ii) Avicena notifies such Holder in writing (the “Advice”) that the use of the applicable Prospectus may be resumed, and, in either case, the Holder has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration. Avicena may provide appropriate stop orders to enforce the provisions of this paragraph.

ARTICLE 6.

Additional Agreements

6.1.	Access to Information.

Upon reasonable notice, AVN and Avicena shall each afford to the appropriate officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of AVN and Avicena shall make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or other federal or state laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably require. Each party hereto shall, and shall cause its advisors and representatives to (x) use its best efforts to hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge unless such information, in the reasonable opinion of Avicena’s counsel, is required to be disclosed in any document filed with the SEC or other Governmental Entity in connection with the transactions contemplated hereby, and (y) in the event of termination of this Agreement return all documents (including copies thereof) obtained hereunder from the other party to such other party. No investigation by either Avicena or AVN shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by such other party’s Disclosure Letter or Prospectus, respectively.

6.2.	Stockholder Approval.

The Board of Directors of AVN and Avicena shall each submit this Agreement for the approval of their respective stockholders and shall, subject to each Board’s fiduciary obligations, recommend approval of this Agreement by their respective stockholders and use their respective best efforts (including, without limitation, soliciting proxies for such approval) to obtain such stockholder approval either at a meeting of stockholders or by written consent in lieu of a meeting.

6.3.	Cooperation.

Each party shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all reasonable legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of AVN and stockholders of Avicena described in Section 6.2; (ii) to obtain and to cooperate with the other party to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party in connection with the Merger, and the transactions contemplated by this Agreement and each of AVN and Avicena will promptly cooperate with and furnish information to the other in connection with any requirements imposed upon either of them in connection with the foregoing; and (iii) to cause the Merger to be consummated as soon as practicable. AVN agrees to cooperate with Avicena prior to the Effective Time in preparing for the implementation of the Merger.

6.4.	Brokers or Finders.

Each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions, or expenses asserted by any agent, broker, investment banker, financial advisor or other firm or person hired by the party in connection with any of the transactions contemplated by this Agreement.

6.5.	Additional Agreements.

If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action, and AVN and its directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all deeds, assignments, or assurances in law and to take all other acts that may be necessary for such purposes.

6.6.	Escrow Arrangements.

Promptly after the stockholders of Avicena and AVN approve the Merger following recommendation by the respective Boards of Directors, as contemplated by Section 6.2 above, and in specific furtherance of their general obligations under Section 6.3 above, the parties shall take the following actions:

(a) Avicena and AVN shall enter into an Escrow Agreement with LaSalle Bank National Association (the “Escrow Agent”), substantially similar in form and content to the draft attached hereto as Exhibit C (such agreement, in the form so executed, the “Escrow Agreement”);

(b) AVN shall deposit, or cause to be deposited, with the Escrow Agent, the Purchase Price (as defined in the Escrow Agreement) in the amount of $2,000,000;

(c) Avicena will prepare and execute the Certificate of Merger contemplated by Section 1.2., and shall deliver such Certificate to CSC, which firm shall hold the Certificate of Merger until it is instructed to file such Certificate with the Secretary of State on or promptly after the Closing Date;

(d) Avicena will prepare and deliver to the Escrow Agent written instruction to CSC to file the Certificate of Merger, which the Escrow Agent shall hold and deliver pursuant to the terms of the Escrow Agreement; and

(e) After completion of (a) through (d) above, Avicena shall file the Registration Statement with the SEC.

ARTICLE 7.

Conditions Precedent

7.1.	Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals.

The stockholders of Avicena and AVN shall have approved the consummation of the Merger.

(b) Registration Statement.

The Registration Statement shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings seeking a stop order.

(c) No Injunctions or Restraints; Illegality.

No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any person or Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2.	Conditions to Obligations of Avicena.

The obligation of Avicena to effect the Merger is not subject to the satisfaction of any additional conditions.

7.3.	Conditions to Obligations of AVN.

The obligation of AVN to effect the merger is subject to the satisfaction of the following conditions unless waived by AVN.

(a) Performance of Obligations of Avicena.

Avicena shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AVN shall have received a certificate signed on behalf of Avicena by its Chairman and Chief Executive Officer or the President and Chief Operating Officer or a Vice-Chairman and by the Chief Financial Officer to such effect.

ARTICLE 8.

Termination and Amendment

8.1.	Termination.

(a) This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of AVN:

(i) by mutual consent of Avicena and AVN in a written instrument approved by their respective Boards of Directors;

(ii) by either Avicena or AVN upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and in any such case the time for each appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted; or

(iii) by either Avicena or AVN if the Merger shall not have been consummated on or before January 7, 2006.

8.2.	Effect of Termination.

In the event of termination of this Agreement by either Avicena or AVN as provided in Section 8.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of Avicena, AVN or their respective officers or directors except (i) with respect to the penultimate sentence of Section 6.1 and Sections 6.4 and 9.4, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 9.8.

8.3.	Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of AVN and Avicena, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4.	Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be binding only if set forth in a written instrument signed on behalf of such party.

ARTICLE 9.

Miscellaneous

9.1.	Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.1, 1.2, 2.1, 2.2, 2.3, 4.1(c), 5.2, 5.4, 5.5, 6.3, 6.4, 6.5 and 6.6.

9.2.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to Avicena to:

Attn: Chief Executive Officer

228 Hamilton Avenue, Third Floor

Palo Alto, CA 94301

Fax: (415) 397-2898

with a copy to:

Sachnoff & Weaver, Ltd.

Attn: Lance Rodgers or Douglas Newkirk

10 South Wacker Drive, 40th Floor

Chicago, IL 60606

Fax: (312) 207-6400

if addressed to AVN, to:

AVN Acquisition Corp.

c/o Corsair Advisors, Inc.

497 Delaware Avenue

Buffalo, New York 14202

9.3.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 25, 2005. Where any representation or warranty contained herein is qualified by reference to the “knowledge” of the party making such representation, warranty or covenant, the term “knowledge” shall mean the actual knowledge of any director or executive officer of that party or its Subsidiaries or the knowledge that such director or executive officer should reasonably have by reason of his or her position.

9.4.	Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred by Avicena and AVN, respectively, in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of AVN stockholders or Avicena stockholders approvals and all other matters related to the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be paid solely and entirely by the party which has incurred the same.

9.5.	Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6.	Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) it is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. In particular, and without limiting the generality of the prior sentence, this Agreement shall be deemed to terminate and cancel the Agreement and Plan of Merger by and between Avicena and AVN, dated as of March 9, 2005, as amended to date (the “Original Merger Agreement”), and from and after the execution of this Agreement, the Original Merger Agreement shall be cancelled, terminated and of no further force or effect. The parties hereby acknowledge that except as may hereafter be agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of stock of the other party pursuant to the Merger until consummation thereof.

9.7.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

9.8.	Limitations on Remedies.

Each party agrees that, should any court or other competent authority hold any provisions of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provisions of this Agreement or party hereof or thereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

9.9.	Publicity.

Except as otherwise required by law, so long as this Agreement is in effect, neither AVN nor Avicena shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.10.	Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each party and their respective successors and assigns.

9.11.	Consents.

For purposes of any provision of this Agreement requiring, permitting or providing for the consent of Avicena or AVN, the written consent of the Chief Executive Officer of Avicena or AVN, as the case may be, shall be sufficient to constitute such consent.

9.12.	Disclosures.

No fact or event shall be deemed to have been disclosed by one party to the other party for purposes of this Agreement unless such fact or event is disclosed in a writing delivered to such party.

IN WITNESS WHEREOF, Avicena and AVN have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of October 25, 2005.

ATTEST:	AVICENA GROUP, INC.

/s/ Bolko Stolberg	By:	/s/ Belinda Tsao Nivaggioli
Name: Bolko Stolberg	Name:	Belinda Tsao Nivaggioli
Title: VP Marketing	Title:	Chief Executive Officer

ATTEST:	AVN ACQUISITION CORP.

/s/ Keena Neins	By:	/s/ Andrew Gertler
Name: Keena Neins	Name:	Andrew Gertler
Title:	Title:	President